                            STOCK PURCHASE AGREEMENT

         This Agreement is made as of January 25, 1999 ("Agreement") by and between each of the shareholders whose signatures appear on the signature pages attached hereto (each a "Shareholder" and collectively, the "Shareholders") and Lenfest Raystay Holdings, Inc. ("Buyer").

                             BACKGROUND OF AGREEMENT

         WHEREAS, Raystay Co. (the "Company"), which operates multiple cable television systems ("Systems"), is authorized to issue ten thousand (10,000) shares of Class A Common Stock, par value $2.50 per share (the "Class A Common Stock"), and thirty-five thousand (35,000) shares of Class B Common Stock, par value $2.50 per share (the "Class B Common Stock"); and

         WHEREAS, each respective Shareholder desires to sell and deliver to Buyer, and Buyer desires to purchase and receive from each respective Shareholder, upon the terms and conditions herein set forth, the shares of the Class A Common Stock and/or Class B Common Stock of the Company set forth opposite their respective names on Exhibit A hereto (collectively, the "Stock"). The parties hereto are entering into this Agreement to set forth their entire understanding with respect to such sales and purchases.

         NOW, THEREFORE, the parties hereto in consideration of the mutual covenants herein contained and intending to be legally bound hereby, agree as follows:

1. Purchase and Sale. Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties herein made by each of the parties to the other, at the Closing (as hereinafter defined) each Shareholder will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, accept and acquire from each Shareholder, all of the right, title and interest of such Shareholder in and to the shares of Stock owned by such Shareholder set forth opposite his, her or its name on Exhibit A.

2.       Purchase Price.

         a. Purchase Price. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall deliver to each Shareholder by wire transfer of immediately available funds an amount (in the aggregate, the "Purchase Price") equal to the product of (i) One Hundred Thirty-Nine Million, Two Hundred Thousand Dollars ($139,200,000) (the "Enterprise Value"), less the Escrow Amount described in Section 2(b), less the adjustments provided for in Section 3 hereof, and less the amount of the BIPC (as defined below) fees and disbursements provided for in Section 16(g) hereof, multiplied by (ii) the percentage amount set forth opposite such Shareholder's name on Exhibit A.

         b. Escrow. At the Closing, Buyer shall deposit with the escrow agent, which shall be Buchanan Ingersoll, Professional Corporation ("BIPC"), the sum of Two Million Dollars ($2,000,000) (the "Escrow Amount"). The Escrow Amount shall be held in escrow, in an interest bearing account. The Escrow Amount shall be divided into two portions. One portion (the "Closing Adjustment Escrow Amount") shall consist of Five Hundred Thousand Dollars ($500,000), which amount shall be paid on the day the parties have agreed upon the Final Statement in the following amounts and order of priority:
                  First, to Buyer in an amount equal to the amount of the net adjustment set forth in the Final Statement to be made in favor of Buyer, if any, which amount shall not exceed the Closing Adjustment Escrow Amount, and Second, if any amount remains, to the Shareholders, in the same proportion as the Purchase Price paid to such Shareholder bears to the aggregate Purchase Price paid to all Shareholders. The second portion (the "Indemnity Reserve Escrow Amount") shall consist of One Million Five Hundred Thousand Dollars ($1,500,000), which amount shall be paid in the following amounts and order of priority: First, to Buyer, from time to time in accordance with and subject to the provisions concerning the obligations of the Shareholders to indemnify Buyer contained in Section 12 hereof; Second, to the Shareholders, in the same proportion as the Purchase Price paid to such Shareholder bears to the aggregate Purchase Price paid to all Shareholders. on the day which is fifteen (15) months following the Closing Date, in an amount equal to the net amount of the remaining Indemnity Reserve Escrow Amount, if any, less the amount as to which there is pending a good faith claim by Buyer for indemnity pursuant to Section 12 hereof; and Third, to Buyer or Shareholders in accordance with the resolution of pending claims for indemnity following the day which is fifteen (15) months following the Closing Date. Disbursements of the Escrow Amount shall be made in accordance with the terms of the Escrow Agreement among the parties in the form attached hereto as Exhibit 2(b). All interest and earnings on the Escrow Amount shall be for the account of the Shareholders.

3.       Purchase Price Adjustments.

         a. Adjustment. The aggregate Purchase Price shall be increased or decreased by the net amount of the adjustments set forth on
                  Schedule 3 hereto. The adjustments provided for hereinbelow shall be made as of the close of business (5:00 p.m., local time) on the day prior to the Closing Date (the "Adjustment Time").

         b. Estimated Statement. Not less than ten (10) days prior to the Adjustment Time, Gardner, acting as the designated representative of the Shareholders, shall deliver to Buyer an estimate of the adjustments to be made at Closing pursuant to
                  Section 3(a) ("Estimated Statement"), which shall be prepared in accordance with GAAP, with such additional adjustments as the parties have previously agreed, consistently applied with the manner in which the line items being adjusted were determined by the Company for purposes of its Financial Statements (as defined below) as of and for the year ended October 31, 1998, as previously delivered to Buyer and acknowledged by the parties ("Adjusted GAAP"). Not less than three (3) days prior to the Adjustment Time, Buyer shall provide Gardner with any written objections to the Estimated Statement. After considering such objections, Buyer and Gardner shall make such revisions to the Estimated Statement as are mutually acceptable not less than one (1) day prior to the Adjustment Time. Such revised Estimated Statement shall be used for purposes of Closing irrespective of any disagreements that may exist with respect thereto, and that any such disagreements, if any, shall be resolved in connection with the preparation of the Final Statements.

         c. Final Statement. Not later than ninety (90) days after the Closing Date, Buyer shall deliver to Gardner, in his capacity as the designated representative of the Shareholders, a final statement of all adjustments to be made pursuant to Section 3(a) ("Final Statement"), which shall be prepared in accordance with Adjusted GAAP. If Gardner disagrees with the amounts set forth in the Final Statement, Gardner shall so notify Buyer within thirty (30) days after the date upon which Gardner shall have received the Final Statement, specifying in detail the points of disagreement. Buyer and Gardner shall negotiate in good faith to resolve any such points of disagreement. If any such points of disagreement cannot be resolved within thirty (30) days, Buyer and Gardner shall jointly refer the points of disagreement to PricewaterhouseCoopers to act as an independent arbitrator to resolve all points of disagreement with respect to the disputed Final Statement. All determinations made by the arbitrator shall be final, conclusive and binding on the parties. The fees and expenses of the arbitrator (if any) incurred in connection with such final determination shall be shared equally by Buyer and the Shareholders.

         d. Payment. If the adjustments set forth on the Final Statement result in a net balance due to the Shareholders, Buyer shall pay such balance to the Shareholders in the manner provided in
                  Section 2(a) within two (2) business days from the date of final agreement on the Final Statement; and if the adjustments set forth in the Final Statement result in a net balance due Buyer, Buyer shall be reimbursed from the Closing Adjustment Escrow Amount. Any amount due to Buyer in excess of such Closing Adjustment Escrow Amount shall be paid by the Shareholders, first from the Indemnity Reserve Escrow Amount and then, individually, in the same proportion as each received his, her or its portion of the Purchase Price, within two (2) business days from the date of final agreement on the Final Statement.

         e. Buyer's Due Diligence Investigation. Buyer will undertake an on-site due diligence investigation of the books, records and properties of the Company promptly following the date of this Agreement and will complete such due diligence investigation not later than fourteen (14) days following the date of this Agreement. At the conclusion of such fourteen (14) day period, Buyer may terminate this Agreement without any liability to the Shareholders (and Shareholders shall have no liability to Buyer) if and only if as a result of such due diligence investigation and review Buyer learns of information which materially and adversely deviates from the representations and warranties of Gardner contained in Section 5 of this Agreement.

4. Closing. The closing on the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Saul, Ewing, Remick & Saul, LLP, Penn National Insurance Tower, 2 North Second Street, 7th Floor, Harrisburg, Pennsylvania 19102, at 10 a.m. on a business day not later than fifteen (15) days following the satisfaction of all conditions precedent specified herein to the consummation of the transactions contemplated by this Agreement (the "Closing Date").

5. Representations and Warranties of George F. Gardner. George F. Gardner ("Gardner"), President of the Company, represents and warrants to Buyer as follows:

         a. Organization. The Company is a corporation duly and validly organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania. The Company is duly qualified to do business in and is in good standing under the laws of each other jurisdiction where the nature of its business or the ownership of its assets requires it to be so qualified except where the failure to be so qualified would not have a material adverse effect on the business, financial condition or results of operations of the Company ("Material Adverse Effect"). The Company has full corporate power and authority to own or hold under lease its assets and operate its business at the places where such assets are presently located and at the places and in the manner in which such business is presently conducted.

         b. Corporate Records. The copies of the Articles of Incorporation and By-Laws of the Company attached hereto as Exhibit 5(b)(i) and Exhibit 5(b)(ii) are true and complete copies of such instruments and include all amendments, and modifications through the date hereof. The minute book of the Company, as previously made available to the Buyer and its representatives, contains accurate records of all meetings of and corporate actions or written consents by the respective shareholders and Board of Directors of the Company.

         c. Capitalization. The total authorized capital stock of the Company consists of ten thousand (10,000) shares of Class A Common Stock and thirty-five thousand (35,000) shares of Class B Common Stock. The rights and privileges enjoyed by the holders of Class A Common Stock and Class B Common Stock are identical in every respect, except that the holders of Class A Common Stock are entitled to the voting power of the Company. The total issued and outstanding Common Stock of the Company consists of two thousand nine hundred sixty-four (2,964) shares of Class A Common Stock and thirty-two thousand four hundred forty (32,440) shares of Class B Common Stock, and there are no treasury shares of any security. Except as set forth on Schedule 5(c), all of the issued and outstanding Stock (i) is duly and validly issued, fully-paid and non-assessable and (ii) is free and clear of all liens, claims, pledges, encumbrances and restrictions of any kind, nature and description. There are no outstanding subscriptions, script, warrants, commitments, conversion rights, calls, options or agreements to issue or sell additional securities of the Company, and no obligations whatsoever requiring, or which might require, the Company to issue any securities, except that Class A Common Stock is convertible into Class B Common Stock in certain events. There are no agreements, commitments, or understandings with respect to the internal management, control or affairs of the Company other than as set forth in its Articles of Incorporation and By-Laws and except for the Shareholders Agreement dated as of July 29, 1994 among the Company, Buyer and the Shareholders (the "Shareholders' Agreement"). Other than as described on
                  Schedule 5(c) hereof, there exist no rights or interests relating to the ownership or distribution of the equity of the Company other than the issued and outstanding Class A Common Stock and Class B Common Stock.

         d. Financial Condition. The audited financial statements of the Company for the year ended October 31, 1998, and the notes and any schedules to any such financial statements (collectively, the "Financial Statements"), all as previously delivered to Buyer, have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied, and fairly present the financial position, results of operations, assets and liabilities of the Company as of the dates, and for the fiscal periods covered thereby. The Financial Statements are true, accurate and complete in all material respects, do not contain any untrue statement of a material fact or omit to state a material fact required by GAAP to be stated therein and fairly present the financial condition and the results of operations and cash flows of the Company as of the dates and for the periods covered thereby. There are no material liabilities or material obligations of any nature, whether accrued or not accrued, absolute, contingent or otherwise, which are not disclosed as such on the Financial Statements, or in the notes thereto. Since October 31, 1998, the Company has not incurred any liabilities or obligations, accrued, absolute, contingent or otherwise, except in the normal course of the Company's business, or which in the aggregate results in a material increase in the liabilities or obligations of the Company. Since October 31, 1998, there has been no material adverse change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of the Company, whether as a result of any legislative or regulatory change, revocation of any license or rights to do business, fire, explosion, accident, casualty, labor trouble, flood, drought, riot, storm, condemnation or act of God, or other public force or otherwise, except in the ordinary course of business; and to the best knowledge, information and belief of Gardner, after due inquiry, no fact or condition exists or is contemplated or threatened which might cause such a change in the future, other than any change arising out of matters affecting the economy as a whole or matters (including, without limitation, competition caused by or arising from multichannel multipoint distribution services and/or direct broadcast satellite and legislation, rulemaking or regulation) affecting the cable television industry (national or regional) generally.

         e. Title to and Usability of Assets. Schedule 5(e) contains a copy of the fixed asset schedule of the Company as of October 31, 1998, which was used in the preparation of the Financial Statements as of and for the year then ended, and the property reflected thereon constitutes the personal property of the Company ("Personal Property"). The Personal Property constitutes all substantially all of the personal property necessary to conduct lawfully and properly the business or operations of the Systems as now conducted. Except as set forth on said Schedule, the Company has good and marketable title to such assets, subject to no mortgage, pledge, lien, security interest, right of possession in favor of any third party, claim or other encumbrance or restriction ("Lien"), except for those that are not material in character or amount and do not materially impair the use of any asset that is material to the operation or financial condition of the Company's business as it is now and has been operated. All Personal Property is being accepted in "as is, where is" condition and all such assets so reflected or existing are used or held in compliance with all applicable laws, rules and regulations. Since October 31, 1998 and other than as previously disclosed in writing to Buyer, the Company has not disposed of or acquired any assets or properties otherwise than in the ordinary course of its business and for individual amounts not in excess of $25,000.

         f. Taxes. The Company has filed or caused to be filed, within the times and within the manner prescribed by law, all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company. Such returns and reports reflect accurately all liability for taxes of the Company for periods covered thereby. All federal, state, local and foreign income, profits, franchise, sales, use, occupancy, excise and other taxes and assessments (including interest and penalties) ("Taxes") payable by, or due from, the Company have been fully paid or adequately disclosed and fully provided for in the books and financial statements of the Company. No examination of any tax return of the Company is currently in progress. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any tax return of the Company. True, accurate and complete copies of all federal income tax returns for the Company for its fiscal years ended October 31, 1995, 1996 and 1997 have been delivered to Buyer.

         g. Litigation. Except as set forth on Schedule 5(g) hereto, there is no action, suit, claim, complaint, notice of violation, proceeding at law or in equity, arbitration, administrative or other proceeding or investigation ("Legal Proceeding") by or before any Governmental Authority, or, to Gardner's best knowledge, after due inquiry, threatened, against the Company or any of its properties or rights in either case, which, would reasonably be expected to have a Material Adverse Effect. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding ("Judgment") which affects (i) the Company or any part of the business, properties or assets of the Company or (ii) any part of the transaction contemplated hereby, or which seeks to impose conditions upon the degree of Buyer's control over, or the manner in which Buyer shall be permitted to manage its investment in the Company subsequent to the consummation of the transaction contemplated hereby.

         h. Licenses. Schedule 5(h) hereto lists each FCC License (as defined below) and receive only earth station authorization required to permit the operation of the Systems in the manner in which it is currently conducted, indicating in each case the expiration date thereof. An "FCC License" is defined as an authorization, or renewal thereof, issued by the FCC pursuant to Parts, 78, 90, or 101 of its rules, authorizing the operation of a facility in the Cable Television Relay Service, Business Radio Service, or Fixed Microwave Service. Except as set forth in Schedule 5(h), said FCC Licenses (i) are valid, and in full force and effect and constitute all of the Licenses, permits and authorizations required by the FCC for the operation of the Systems as now operated, and (ii) constitute all the material Systems licenses and authorizations issued by the FCC to the Company for or in connection with the operation of the Systems. Gardner, after due inquiry, has no knowledge of any condition imposed by the FCC as part of any FCC License that is material to the operation of the Systems which is neither set forth on the face thereof as issued by the FCC nor contained in the rules and regulations of the FCC applicable generally to stations of the type, nature, class or location of the Systems. No proceedings are pending or, to Gardner's best knowledge, after due inquiry, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the FCC Licenses, the issuance of any cease and desist order or the imposition of any administrative actions by the FCC with respect to the Systems or its operation. To the best knowledge of Gardner, after due inquiry, there are no matters which could reasonably be expected to result in the suspension or revocation of the FCC Licenses. There are not any unsatisfied or otherwise outstanding citations issued by the FCC with respect to the Systems or its operation. The actions by the FCC in issuing the current licenses of the Systems are final actions of the FCC.

         i. Franchises and Contracts. Schedule 5(i) contains a description of all of the franchises ("Franchises") and contracts ("Contracts") to which the Company is a party or by which it or its assets are bound or affected, except for: (i) subscription agreements with individual residential subscribers for the cable services provided by the Systems in the ordinary course of business which may be canceled by the Company without penalty on not more than 30 days notice; (ii) miscellaneous service contracts terminable at will without penalty; (iii) other Contracts not involving aggregate liabilities when viewed on an annual basis under all such Contracts exceeding $25,000; and (iv) other Contracts not involving any material nonmonetary obligation. The Company has delivered to Buyer true and complete copies of each of the Franchises and written Contracts, including any amendments thereto, other than Contracts described in clauses (i), (ii),
                  (iii) and (iv) above and motor vehicle leases. Except as described on Schedule 5(i): (A) each of the Franchises and Contracts is a valid obligation of the Company, in full force and effect, and enforceable in accordance with its terms against the parties thereto other than the Company, and the Company has fulfilled when due, or has taken all action necessary to enable it in all material respects to fulfill when due, all of its obligations thereunder; (B) there has not occurred any default (without regard to lapse of time, the giving of notice, the election of any Person other than the Company, or any combination thereof) by the Company nor, to the best knowledge of Gardner, after due inquiry, has there occurred any default (without regard to lapse of time, the giving of notice, the election of the Company, or any combination thereof) by any Person other than the Company under any of the Franchises or Contracts; and (C) neither the Company nor, to the best knowledge of Gardner, after due inquiry, any other Person is in arrears in the performance or satisfaction of its obligations under any of the Franchises or Contracts, and no waiver or indulgence has been granted by any of the parties thereto. Except as described on Schedule 5(i), the Franchises and Contracts are sufficient to permit the Company to operate the Company lawfully in the manner in which it is currently operated. Except as set forth on Schedule 5(i) attached hereto, the Company does not have (i) any agreements or binding arrangements of any kind with any person controlling, controlled by or under common control with the Company ("Affiliate") or (ii) any management or consulting agreement of any kind with any third party (including, without limitation, Affiliates).

         j.       FCC Matters.

                  i.       The Company's Systems serve the communities listed on
                           Schedule 5(j)(i). Each of these communities has been registered with the FCC and their respective community unit identifiers are listed on said schedule. All required notifications have been submitted to the FCC with respect to the Systems' utilization of frequencies in the 108-137 MHZ and 225-400 MHZ bands. Other than requests for network nonduplication and syndex protection and as described on Schedule 5(j)(i), no written requests have been received by the Company during the three years preceding the date of this Agreement from the FCC, the United States Copyright Office or any other Person challenging or questioning either the right of the Company's operation of the Systems or the right of Gardner's operation of the Company and of any FCC-licenses or registered facility used in conjunction with either the Company's operation of the Systems or Gardner's operation of the Company. Except as provided in Schedule 5(j)(i), the Company's operation of the Systems, and of any FCC-licenses or registered facility used in conjunction with the operation of the Company, is in compliance in all material respects with the FCC's rules and regulations and the provisions of the Communications Act of 1934, as amended. The Company has not violated any laws or any duty or obligation with regard to protecting the privacy rights of any past or present subscribers of the Company.

                  ii. The Company has conducted all system and microwave performance tests and all Cumulative Leakage Index ("CLI") related tests applicable to the Company. The Company has (i) maintained appropriate log books and other record keeping which accurately and completely reflect in all material respects all results required to be shown thereon; (ii) to the extent required by the rules and regulations of the FCC, corrected any radiation leakage of the Systems required to be corrected in connection with the Company's monitoring obligations under the rules and regulations of the FCC; and (iii) otherwise complied in all material respects with all applicable CLI rules and regulations in connection with the operation of the Company.

                  iii. All of the broadcast television signals carried by the Systems, other than a "superstation" as that term is defined in Section 119 of the Copyright Act, are carried either pursuant to the must-carry requirements or pursuant to executed retransmission consent agreements.

                  iv. All reports, applications and other documents required to be filed by the Company with the FCC with respect to the Systems have been filed with the FCC, and all such reports, applications and documents are true and correct in all material respects. The Company has delivered or will deliver promptly after the date hereof to Buyer complete and correct copies of all reports and filings for the past three years made or filed pursuant to the Communications Act or FCC rules or regulations with respect to the Company. The Company has delivered to Buyer complete and correct copies of all FCC 393 Forms and FCC 1200 Series Forms provided to local franchising authorities or the FCC with respect to the Systems and copies of all material correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to customers with respect to the Systems, including, without limitation, copies of any complaints and responses filed with the FCC with respect to any rates charged to customers of the Systems. A request for renewal has been timely filed under Section 626(a) of the Communications Act with the proper Governmental Authority with respect to each franchise of the Company expiring within 36 months of the date of this Agreement. Except as described on Schedule 5(j)(iv), the Company has received no notice that any complaints about the Company have been filed with the FCC or any other Governmental Authority which exerts jurisdiction over the Company. Attached to Schedule 5(j)(iv) are true, correct and complete copies of all Forms 395-A as filed with the FCC and resulting compliance certificates.

                  v. The Systems are being operated in compliance with the Rules and Regulations of the Federal Aviation Administration ("FAA") and the FCC. Schedule 5(j)(v), lists all of the existing towers of the Systems. Without limiting the generality of the foregoing, the existing towers of the Systems are obstruction marked and lighted in accordance with the Rules and Regulations of the FAA and FCC or are exempt from such requirements. All required authorizations, including but not limited to, Hazard to Air Navigation determinations, for such towers have been issued by and pursuant to the Rules and Regulations of the FAA and all registrations required by the FCC have been made. Except as set forth on Schedule 5(j)(v), the Company does not lease space on such towers to any third party.

          k.      Copyright Matters.

                  i. The Company has deposited with the United States Copyright Office all statements of account and other documents and instruments, and paid all royalties, supplemental royalties, fees and other sums to the United States Copyright Office required under the Copyright Act with respect to the business and operations of the Company as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. The Company is in compliance in all material respects with the Copyright Act and the rules and regulations of the Copyright Office with respect to the operation of the Company. The Company is entitled to hold and does hold the compulsory copyright license described in
                           Section 111 of the Copyright Act, which compulsory copyright license is in full force and effect and has not been revoked, canceled, encumbered or adversely affected in any manner. The Company has provided Buyer with true and complete copies of its Copyright filings for 1995, 1996, 1997 and the first period of 1998.

                  ii. Set forth on Schedule 5(k)(ii) is a list of all program services carried by the Systems, with a breakdown as to channel line-up, marketing tier, mode of reception (i.e., satellite, microwave, or off-air reception) and transmission frequencies utilized. The carriage of the broadcast signals carried by the Systems in each community in which such signals are so carried has been duly registered with the FCC and the United States Copyright Office, and the Company has full legal right and authority, and all necessary authorizations and documentation from the FCC and the United States Copyright Office, to carry all program services (including broadcast signals) now being carried on the Systems and which are listed on
                           Schedule 5(k)(ii). No notices or demands have been made to the Company challenging its right to carry any program services listed on Schedule 5(k)(ii) or demanding the Company to carry any program service not so listed. The Company's business is being conducted in accordance with the requirements and provisions of all communications, copyright, and other similarly applicable laws, rules, and regulations relative to the Systems or the Company's operation thereof. Schedule 5(k)(ii) sets forth the channel capacities of each System.

          l. No Conflicts; Consents. Except as described on Schedule 5(l), the execution, delivery, and performance by the Shareholders of this Agreement does not and will not conflict with, violate, result in a breach of, constitute a default under (without regard to requirements of notice, lapse of time, or elections of other Persons, or any combination thereof), accelerate, or permit the acceleration of the performance required by (a "Violation"), any Contract or result in the creation or imposition of any Lien against or upon any of the assets of the Company except for Violations which individually and in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

          m. Real Property. Schedule 5(m) contains descriptions of all the owned and leased real property (the "Real Property"), which comprises all real property interests necessary to conduct the business or operations of the Company as now conducted. The Company has delivered to Buyer true and complete copies of all deeds, leases, easements, rights-of-way or other instruments pertaining to the Real Property (including any and all amendments and other modifications of such instruments). The Company has good and marketable fee simple title to all of the fee estates (including the improvements thereon), listed in
                  Schedule 5(m), free and clear of all Liens, except for (i) Liens for Taxes not yet due and payable; (ii) easements, rights-of-way and restrictions of record, none of which materially affects the use of value of such property and all of which are described in Schedule 5(m); and (iii) any other claims or encumbrances which are described in Schedule 5(m) and annotated to indicate that such claims or encumbrances will be removed prior to or at Closing. All Real Property (including the improvements thereon) (A) is being accepted by Buyer in "as is, where is" condition, (B) is available to the Company for immediate use in the conduct of the business or operations of the Company, and (C) complies in all material respects with all applicable building or zoning codes and the regulations of any Governmental Authority having jurisdiction; provided, however, that notwithstanding the foregoing, nothing contained in this Section 5(m) shall in any way limit or otherwise diminish any other representation, warranty or covenant contained in this Agreement, each of which is being made without reference to or reliance upon the acceptance by Buyer of the Real Property in "as is, where is" condition.

          n. Bonds. Schedule 5(n) contains an accurate and complete list of all bonds (franchise, construction, fidelity, or performance) of the Company which relate in any way to the ownership or use of the Assets or the operation of the Company.

          o. Non-Infringement. The operation of the Company's business as currently conducted does not infringe upon, or otherwise violate, the rights of any person or entity in any copyright, trade name, trademark right, service mark, service name, patent, patent right, license or trade secret, and there is not pending or, to the best knowledge of Gardner, after due inquiry, threatened any action with respect to any such infringement or breach.

          p. Books and Records. All of the books, records, and accounts of the Company are in all material respects true and complete, are maintained in accordance with good business practice and all applicable laws, rules, regulations and other legal requirements, and accurately present and reflect in all material respects all of the transactions therein described.

          q. Accounts Receivable. Except as described in Schedule 5(q), the Company is the true and lawful owner of the accounts receivable and has good and clear title to each account, free and clear of all Liens, with the absolute right to transfer any interest therein. Each such account is (i) a valid obligation of the account debtor enforceable in accordance with its terms, except insofar as enforcement may be affected by bankruptcy, reorganization or similar laws relating to creditors, rights in general, and general principles of equity, and (ii) in all material respects, a true and correct statement of the account for merchandise actually sold and delivered to, or for actual services performed for and accepted by, such account debtor.

          r. Compliance with Laws. Except as set forth on Schedule 5(r), the Company is in compliance with all federal, state and local laws, ordinances, regulations and orders applicable to it and its business. The Company has all required federal, state and local governmental licenses and permits necessary in the conduct of its business, such licenses and permits are in full force and effect, the Company has not violated any thereof and no proceeding is pending or, to Gardner's knowledge, threatened to revoke or limit any thereof.

          s. Disclosure of Information. No representation, warranty or covenant concerning the Company made to Buyer in this Agreement, any schedule or exhibit to this Agreement contains, or at Closing will contain, any untrue statement of a material fact or omits, or at Closing will omit, to state a material fact necessary to make the statements set forth in this Agreement or the matters disclosed in such exhibit, document, schedule or certificate, in light of the circumstances under which such statements or disclosures were made, not misleading. There is no fact known to Gardner which may materially and adversely affect the business, prospects or financial condition of the Company or its properties or assets, which has not been set forth in the Agreement or in the exhibits, certificates, schedules or statements in writing furnished in connection with the transactions contemplated by this Agreement except for the possible impact of pending or future laws or regulations affecting the cable television industry generally.

          t.      Employees; Compensation; Unions.

                  i. Except as set forth on Schedule 5(t)(i), each employee of the Company is an "at-will" employee of the Company who may be terminated without cause at any time without the incurrence of any liability. Except as set forth on Schedule 5(t)(i), the Company is not a party to any collective bargaining agreements. Except as set forth on Schedule 5(t)(i), the Company is not a party to any pending or threatened labor disputes and no trade union, council of trade unions, employee bargaining agent or affiliated bargaining agent for any of the employees
                           (A) holds bargaining rights with respect to any of the employees by way of certification, interim certification, voluntary recognition, designation or successor rights; or (B) has applied or indicated an intention to apply to be certified as the bargaining agent of any of the employees.

                  ii. Except as set forth in Schedule 5(t)(ii), the Company and its Affiliates have no pension plans, profit sharing plans, supplemental income plans, deferred compensation plans, stock option or stock bonus plans or the like or similar employee or executive benefit plans, or any contracts under any thereof (collectively, the "Plans"). Except as set forth in
                           Schedule 5(t)(ii), the Company and its Affiliates do not maintain, sponsor or contribute to any "employee benefit plan" within the meaning of ERISA, or other plan, program, practice, agreement or arrangement, whether written or oral, of employee compensation, deferred compensation, severance pay, retiree benefit or fringe benefit covering current or former employees of the Company or their respective dependents or survivors. The Company is and has been in compliance with all material provisions, including all reporting and disclosure requirements of ERISA and of the Internal Revenue Code, as amended ("Code"), relating to the Plans, and has administered each Plan heretofore maintained or sponsored in accordance with its terms, and, to the extent applicable, with ERISA and the Code. Attached hereto on Schedule 5(t)(ii) is a summary of each Plan.

                  iii. Except as set forth on Schedule 5(t)(iii), neither the Company nor any trade or business, whether or not incorporated, which together with the Company would be treated as a single employer under ERISA (i) has incurred, or taken or failed to take any action which could result in the incurrence of (A) "withdrawal liability" under ERISA or (B) termination liability to the Pension Benefit Guaranty Corporation under ERISA, (ii) has contributed to any "multiemployer plan", within the meaning of ERISA which (A) has "unfunded vested benefits" allocable to any of them under ERISA or (B) which is in "reorganization" within the meaning of ERISA, (iii) has failed to make all contributions required to date under any collective bargaining agreement to any benefit plan or program, or (iv) has maintained or sponsored at any time prior to the date hereof any "employee pension benefit plan" within the meaning of ERISA, which is subject to Title IV or ERISA or Section 302 of ERISA. Having made due inquiry, Gardner knows of no circumstances relating to an employee plan intended to qualify under section 401(a) of the Code that would likely result in the denial or revocation of tax qualification. No other material liabilities not mentioned in Section 5(t)(i), other than for payment of benefits in the ordinary course, have been incurred nor do any facts exist which are reasonably likely to result in any material liability (whether or not asserted as of the date hereof) of the Company or its Affiliates arising by virtue of any event, act or omission occurring prior to the Closing Date with respect to any Plan. To Gardner's knowledge, after due inquiry, no liens under Code Section 412(h) of ERISA Section 6069(a), nor liabilities under ERISA section 4069(a) or 4201(a), exist with respect to any employee plan or any employee benefit plan (within the meaning of section 3(3) of ERISA) of the Company or any of the Company's Affiliates that is aggregated with the Company under section 414(b), 414(c) or 414(m) of the Code that would have a material adverse effect on the assets or the business of the Company, nor do any facts which are reasonably likely to result in the assertion of any such liens or liabilities.

                  iv. Attached hereto as Schedule 5(t)(iv) is a list of the names of all employees of the Company as of January 1, 1999, the position and duties performed by each, the total compensation payable to each, schedule of hours worked (if part time), and accrued sick, personal vacation days and hire date for each, and the list sets forth the Company's policies as to payment of salaries and commissions, vacation time, vacation pay, sick pay, disability or severance pay, or other benefits and similar items. The Company has in all material respects properly verified the identity and authorization to work in the United States and has completed and retained INS forms I-9 for all employees who are employed by the Company, whether or not actively at work, where required by the Immigration Reform and Control Act of 1986 and related statutes. Within the two week period following the execution of this Agreement the Company will make available to Buyer true and complete copies of such forms.

                  v. Except as set forth on Schedule 5(t)(v), no employee has received an increase in his regular rate of compensation or any bonus or other compensation or benefit within the six (6) month period immediately prior to the date hereof. No employee has been or will be offered an increase in compensation or any bonus or benefits, including, without limitation any severance pay or benefit, prior to the Closing without the prior written consent of Buyer.

                  vi. Except as set forth on Schedule 5(t)(vi), there is no complaint or litigation pending or threatened before any Governmental Authority or any court with respect to any strike or unresolved labor dispute, the outcome of which would adversely affect the operation of the Company or the Systems.

          u.      Environmental Matters.

                  i. None of the properties of the Company contains, including, without limitation, in, on or under the soil and groundwater thereunder, any Hazardous Materials (as defined below) in violation of Environmental Laws (as defined below) or in amounts that could give rise to liability under Environmental Laws.

                  ii. The Company is in compliance with all Environmental Laws, and, to the best of the Gardner's knowledge, after due inquiry, there is no contamination of any of such properties which could interfere with the continued operation of any of such properties or impair the financial condition of the Company.

                  iii. The Company has not received from any Governmental Authority any complaint, notice of violation, alleged violation, investigation or advisory action or notice of potential liability regarding matters of environmental protection or permit compliance under applicable Environmental Laws with regard to any such properties that have not been resolved to the satisfaction of the issuing government authority, nor is Gardner aware that any Governmental Authority is contemplating delivering any such notice to the Company.

                  iv. There has been no pending or threatened complaint, notice of violation, alleged violation, investigation or notice of potential liability under Environmental Laws with regard to any of such properties and to Gardner's best knowledge, after due inquiry, there is no basis for any person asserting the same against the Company.

                  v. Hazardous Materials have not been generated, treated stored, disposed of, at, on or under any of such property in violation of any Environmental Laws, nor have any Hazardous Materials been transported or disposed of from any of such properties to any other location in violation of any Environmental Laws or in a manner that could give rise to liability under Environmental Laws.

                  vi. The Company is not a party to any governmental administrative actions or judicial proceedings pending under any Environmental Law with respect to any of such properties nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of such properties.

                  vii. Except as set forth on Schedule 5(u)(vii) hereof, there are currently or previously no above ground or below ground tanks on any of the Real Property. The Company has provided Buyer with complete and correct copies of all studies, reports, surveys and other materials relating to the presence or alleged presence of any Hazardous Materials at, on or affecting the Real Property.

                           As used herein, "Environmental Laws" means any and
                  all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including, without limitation, Hazardous Materials, as now or may at any time heretofore or hereafter be in effect.

                           As used herein, "Hazardous Materials" means any
                  hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof) or friable asbestos containing materials defined or regulated as such in or under any Environmental Law.

                  v. Year 2000 Compliance. The Company has (i) initiated a review and assessment of all areas within its businesses and operations (including those affected by suppliers and vendors that would reasonably be expected to be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company (or suppliers or vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31,
                           1999)), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Gardner reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to the Company's business and operations are reasonably expected by September 30, 1999 to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so would not reasonably be expected to have a Materially Adverse Effect. Exhibit 5(v) sets forth the Company's plan and timetable for addressing the Year 2000 Problem and the specific actions taken to date.

          w. Customers. At the Closing, the number of Customers (as defined below) shall be at least 60,500, or 60,000 Customers if the Closing occurs after April 30, 1999. As used herein, the term "Customer" shall have the meaning ascribed to the term "Subscriber" for the purposes of the line captioned "Total Combined Subs" of the Company's Monthly Subscriber Reports that the Company has delivered to Buyer for at least the last two years. Notwithstanding the foregoing, the term "Customer" shall not include any commercial, residential or other subscriber who (i) has not paid for at least one (1) month's service or (ii) is more than sixty (60) days delinquent from the date of billing on any amount due to the Company in excess of $10.00.

          x. Equity Sharing Agreements. Except for the Shareholders Agreement, the Company is not a party to any agreement or arrangement relating to profit sharing or the creation of beneficial interests in the equity of the Company,

          y. Insurance. The Company is insured in scope and amounts customary and reasonable for the CATV business. With respect to the Systems and Real Property, the Company has not been refused insurance or has its coverage been limited by an insurance carrier to which it has applied for insurance during the last three years, and, to Gardner's best knowledge, after due inquiry, no facts exist which would reasonably cause the Company to believe that its premiums on any insurance policy will be extraordinarily increased or the renewal of any such insurance policy denied. All of such policies are in full force and effect and the Company is not in default of any provision thereof. Schedule 5(y) hereto sets forth a complete list of all of the Company's insurance policies, with policy numbers, coverages and limits. The Company shall maintain all of the insurance policies described on Schedule 5(y) in full force and effect in the amounts specified through the Closing Date.

6. Representations and Warranties of the Shareholders. Each Shareholder, severally and not jointly, represents and warrants to Buyer as follows:

          a. Authority. Shareholder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated in this Agreement. The execution, delivery and performance by Shareholder of this Agreement and the consummation of this transactions contemplated by this Agreement on the part of Shareholder have been or prior to the Closing will be duly and validly authorized and approved by all necessary action on the part of Shareholder, and except as set forth in Schedule 6(a),
                  (i) does not require the consent, waiver, approval, permit, license, authorization of, or any declaration or filing with, any person, court or public authority; (ii) does not violate, with or without the giving of notice or the passage of time, any provision of law applicable to Shareholder; and (iii) does not conflict with or result in the breach or termination of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Stock pursuant to any by-law, mortgage, deed of trust, indenture or other agreement of any kind or instrument or any order, judgment or decree to which Shareholder is a party or by which any of Shareholder's assets or properties are bound or affected.

          b. Valid Obligation. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a legal and valid obligation of Shareholder enforceable in accordance with its terms, except insofar as enforcement may be affected by bankruptcy, reorganization or similar laws relating to creditors' rights in general, and general principles of equity.

          c. Title. Except as set forth on Schedule 6(c), Shareholder owns the shares of Stock set forth opposite his, her or its name on Exhibit A free clear of all liens, claims, pledges, encumbrances and restrictions of any kind, nature and description, and Shareholder has good, valid, marketable and indefeasible title to such Stock. Except as set forth on
                  Schedule 6(c) hereof, when purchased by Buyer from Shareholder in accordance with the terms and conditions hereof, such Shareholder's Stock (i) will be duly and validly issued, will be fully-paid and non-assessable and (ii) will be free and clear of all liens, claims, pledges, encumbrances and restrictions of any kind, nature and description, and Buyer will have good, valid, marketable and indefeasible title to such Shareholder's Stock. There are no outstanding subscriptions, script, warrants, commitments, conversion rights, calls, options or agreements relating to such Shareholder's Stock, and no obligations whatsoever requiring, or which might require, the Company to issue any securities, and no agreements, commitments, or understandings with respect to the internal management, control or affairs of the Company other than as set forth in its Articles of Incorporation and By-Laws and except for the Shareholder Agreement.

          d. Litigation. Shareholder is not subject to any Judgment entered in any Legal Proceeding, and there is no Legal Proceeding by or before any Governmental Authority, or, to Shareholder's knowledge, threatened, against Shareholder, or any of Shareholder's properties or rights, which affects (i) the Shareholder's Stock, (ii) the Company or any part of the business, properties or assets of the Company or (iii) any part of the transaction contemplated hereby, or which seeks to impose conditions upon the degree of Buyer's control over, or the manner in which Buyer shall be permitted to manage its investment in the Company subsequent to the consummation of the transaction contemplated hereby.

          e. Disclosure of Information. No representation, warranty or covenant made by Shareholder to Buyer in this Agreement, any schedule or exhibit to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements set forth in this Agreement or the matters disclosed in such exhibit, document, schedule or certificate, in light of the circumstances under which such statements or disclosures were made, not misleading.

          f. Broker's Fees. Shareholders have not employed any broker in connection with the transaction contemplated by this Agreement. Waller Capital Corporation was retained by the Company in connection with the transaction contemplated by this Agreement.

7. Representations and Warranties of Buyer. Buyer represents and warrants to the Company and to each Shareholder as follows:

          a. Organization. Buyer is a corporation duly and validly organized, existing and in good standing under the laws of the State of Delaware.

          b. Authority. The execution and carrying out of this Agreement and the compliance with the provisions hereof by Buyer have been duly and validly authorized by all necessary corporate action of Buyer, and this Agreement is the valid and binding agreement of Buyer, enforceable in accordance with its terms, except insofar as enforcement may be affected by bankruptcy, reorganization or similar laws relating to creditors, rights in general, and general principles of equity. Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated in this Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation of this transactions contemplated by this Agreement on the part of Buyer have been or prior to the Closing will be duly and validly authorized and approved by all necessary action on the part of Buyer, and except as set forth in Schedule 7(b), (i) does not require the consent, waiver, approval, permit, license, authorization of, or any declaration or filing with, any person, court or public authority; (ii) does not violate, with or without the giving of notice or the passage of time, any provision of law applicable to Buyer; and (iii) does not conflict with or result in the breach or termination of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any of the Stock pursuant to any by-law, mortgage, deed of trust, indenture or other agreement of any kind or instrument or any order, judgment or decree to which Buyer is a party or by which any of Buyer's assets or properties are bound or affected.

          c. Litigation. There are no Legal Proceeding by or before any Governmental Authority or, to the knowledge of Buyer, threatened against Buyer which would give any third party the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent Buyer from complying with the terms and provisions of this Agreement.

          d. Broker's Fees. Buyer has not employed any broker in connection with the transaction described herein.

          e. Financing. Buyer has adequate funds available to consummate the transactions contemplated by this Agreement, to refinance the existing indebtedness of the Company and to satisfy the reasonably anticipated working capital requirements of the Company after the Closing.

8.       Actions Prior to the Closing Date.

          a. Access. Each Shareholder shall cause the Company to afford the officers, employees, attorneys, agents, engineers, accountants and other representatives of Buyer free and full access, during normal business hours, to the properties and assets of the Company. Each Shareholder shall and shall cause the Company to cooperate with Buyer in obtaining any consents of third parties that may be required with respect to the consummation of the transactions contemplated hereby.

          b. Conduct of the Business Prior to the Closing Date. Except as contemplated in connection with this Agreement, until the Closing Date, each Shareholder shall cause the Company to: (i) operate only in the usual, regular and ordinary manner and, to the extent consistent with such operation, use reasonable efforts to (A) preserve its present business operations, organization and goodwill intact, (B) preserve its present relationships with persons having business dealings with the Company and (C) maintain all of the assets and properties of the Company in their current condition, normal wear and tear excepted; and (ii) not sell or agree to sell any material assets of the Company to any corporation or other entity.

          c. Cooperation. The parties shall cooperate fully in obtaining all approvals necessary to effectuate and consummate the transactions contemplated hereby.

          d. HSR Notification. Shareholders and Buyer shall each make an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") no later than thirty (30) days after the date of this Agreement. Each such filing shall request early termination of the waiting period imposed by the HSR Act. Buyer and each Shareholder shall use their respective reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters; provided that nothing contained herein shall be deemed to preclude either Buyer or Shareholder from negotiating with any Governmental Authority regarding the scope and content of any such requested information or documentation. Buyer and each Shareholder shall use their respective reasonable best efforts to overcome any objections that may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. The filing fee under the HSR Act shall be borne equally by Buyer and the Shareholders.

          e.      Further Actions. Each of Buyer and each Shareholder agrees to
                  (i) execute and deliver such instruments and take such other actions as may reasonably be required to carry out the intent of this Agreement, (ii) use diligent efforts to obtain the consents of all third parties and governmental bodies necessary for the consummation of the transactions contemplated by this Agreement, and (iii) use diligent efforts so that the conditions precedent to the obligations of the parties hereto set forth herein are satisfied. Nothing in this Agreement shall be construed as an attempt to assign any license, contract or agreement which is by its terms either nonassignable or nonassignable without the consent of the other party or parties thereto unless such consent shall be given. Each Shareholder shall, at the request of the Buyer, cause the Company to cooperate in any reasonable arrangement, at the expense of the Buyer, to provide the benefits of such license, contract or agreement which cannot be assigned by reason of the failure to obtain a consent.

          f. Employees. Not less than fourteen (14) days prior to the Closing Date, Buyer shall advise the Company, in writing, of those employees of the Company who will not continue as employees of the Company after the Closing Date

9.       Conditions Precedent.

          a. Conditions Precedent to the Obligations of Buyer. The obligations of Buyer under this Agreement are subject, at its option, to the satisfaction at or prior to the time of the Closing of each of the following conditions:

                  i. Accuracy of Representations and Warranties. All of the representations and warranties of Gardner and each Shareholder to Buyer shall have been true and correct in all material respects when made and (except as a result of any action taken which shall be specifically contemplated hereby) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date.

                  ii. Performance of Agreements. Each Shareholder a party to this Agreement shall have performed in all material respects all of its obligations and complied in all material respects with all of its covenants contained in this Agreement, and each agreement, document and certificate delivered pursuant hereto or in connection herewith, and required to be performed or complied with on or prior to the Closing Date.

                  iii. Consents. Each consent material to the ownership of the Stock and the Company and the operation of the Company's business after the Closing Date, including, without limitation, transfer of all Licenses, shall have been obtained in form and substance reasonably satisfactory to Buyer, and all such consents shall no longer be subject to administrative or judicial review.

                  iv. HSR Act Compliance. All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                  v. Shareholder's Counsel Opinion. Buyer shall have received an opinion of counsel to the Shareholders, dated as of Closing, in form and substance customary for transactions of this type and amount.

                  vi. Shareholder's FCC Counsel Opinion. Buyer shall have received an opinion of the Company's FCC counsel, dated as of Closing, in form and substance customary for transactions of this type and amount.

                  vii. No Litigation. There shall be no Legal Proceeding, and no Judgment shall have been entered and not vacated by a final, unappealable order by any Governmental Authority of competent jurisdiction in any Legal Proceeding or arising therefrom, which (a) enjoins, restrains, makes illegal, or prohibits consummation of the transaction contemplated by this Agreement, or (b) requires separation or divestiture by Buyer or all or any portion of the Stock or assets of the Company after the Closing, and there shall be no Legal Proceeding pending or threatened that seeks, or which if successful would have the effect of, any of the foregoing.

                  viii. Waymaker Contracts/Affiliate Leases. Prior to the Closing Date, the Company shall have terminated that certain Management Agreement between the Company and the Waymaker Corporation, and the Waymaker Corporation shall have released the Company from all obligations under such contract. The lease agreements between the Company and certain affiliates of the Shareholders shall have been either (a) amended in form and substance reasonably satisfactory to Buyer, but in any event on terms no more and no less favorable to the lessor than fair market terms for similar properties, or (b) either (A) terminated by the mutual agreement of the parties if the parties cannot agree upon amended terms or (B) accepted on its current terms by Buyer. Without limiting the foregoing, the lease, dated May 1, 1998, between the Company and Gardner with respect to the Company's head end and tower site in South Middleton Township, Cumberland County, Pennsylvania, shall be amended to give the Company ten (10) options to renew such lease for additional periods of one (1) year each. Each such renewal shall automatically become effective as of May 1 of each year unless the Company gives Gardner written notice of termination at least ninety
                           (90) days prior to the end of the then current term of such lease. In addition, such amendment shall provide for a percentage increase in rent at the lesser of five percent (5%) or the amount of the percentage increase in the Consumer Price Index for the statistical area which includes the head end and tower site over the prior year.

                  ix. Deliveries Complete. All documents required to have been delivered at or prior to the Closing Date by each Shareholder and/or the Company to Buyer, and all actions required to have been taken at or prior to the Closing Date by each Shareholder and/or the Company, shall have been delivered or taken at or prior to the Closing.

                  x. Inventory. The Company shall have on hand a supply of equipment parts, spares and other inventory necessary for the operation of the Systems in amounts customarily maintained by the Company.

                  xi. LPTV Transfer. The Company shall have transferred the low power television station license and associated assets, including FCC licenses ("LPTV Assets"), more fully described on Exhibit 9(a)(xi) hereto, to Gardner, or his designee.

                  xii. LPTV Must Carry. Gardner shall have delivered to Buyer a release of the Company and SCTV by Gardner, his heirs, personal representatives and assigns forever waiving any "must carry" obligations which may now or in the future be asserted against the Company or SCTV.

                  xiii. Employees. As of the Closing Date, the Company shall have terminated all employees ("Terminated Employees") of the Company other than those employees Buyer has designated as employees who will continue as employees of the Company after the Closing. Such Terminated Employees shall be eligible for the benefits specified by the Employee Incentive to Stay Severance Policy attached hereto as Exhibit 16(q). In addition, on the Closing Date, the Company shall pay each continuing employee in cash an amount equal to his accrued vacation and sick time, whereupon the accrued vacation and sick time of each such employee shall be canceled; provided, however, each continuing employee will be permitted to take, on an unpaid basis, the vacation and sick days to which they would otherwise have been entitled, but scheduled in accordance with the Company's policies and staffing requirements. Any employee of the Company on the Closing Date who continues as an employee of the Company after the Closing Date shall be given credit for his years of service with the Company.

                  xiv. No Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been (a) no material adverse change in the business of the Company or its financial condition, taken as a whole, other than any change arising out of matters affecting the economy as a whole or matters (including, without limitation, competition caused by or arising from multichannel multipoint distribution services and/or direct broadcast satellite and legislation, rulemaking or regulation) affecting the cable television industry (national or regional) generally, and (b) no material loss, damage, impairment, confiscation or condemnation of any of the assets of the Company that has not been repaired or replaced.

          b. Conditions Precedent to the Obligations of each Shareholder. The obligations of each Shareholder under this Agreement are, at its option, subject to the satisfaction, at or prior to the time of Closing, of each of the following conditions:

                  i. Accuracy of Representations and Warranties. All representations and warranties of Buyer shall be true and correct in all material respects when made and (except as a result of any action taken which shall be specifically contemplated hereby) shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if they had been made on and as of such date.

                  ii. Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants contained in this Agreement and each agreement, document or certificate delivered pursuant hereto or in connection herewith and required to be performed or complied with on or prior to the Closing Date.

                  iii. No Litigation. There shall be no Legal Proceeding, and no Judgment shall have been entered and not vacated by a final, unappealable order by any Governmental Authority of competent jurisdiction in any Legal Proceeding or arising therefrom, which enjoins, restrains, makes illegal, or prohibits consummation of the transaction contemplated by this Agreement, and there shall be no Legal Proceeding pending or threatened that seeks, or which if successful would have the effect of, any of the foregoing.

                  iv. Deliveries Complete. All documents required to have been delivered by Buyer to each Shareholder and all actions required to have been taken by Buyer, shall have been delivered or taken at or prior to the Closing.

                  v. HSR Act Compliance. All waiting periods under the HSR Act applicable to the transactions contemplated hereby shall have expired or been terminated.

                  vi. Consents. Each consent material to the transfer of all Licenses, shall have been obtained in form and substance reasonably satisfactory to Gardner.

10. Documents to be Delivered by each Shareholder and Gardner. At the Closing, each Shareholder shall deliver or cause to be delivered to Buyer the following:

          a. The original stock certificate(s) evidencing the Stock to be sold by the Shareholder hereunder, endorsed in blank, in form sufficient to transfer ownership thereof to Buyer.

          b. A certificate of each Shareholder, dated the Closing Date, to the effect that except as set forth in such certificate: (i) all the representations and warranties of Shareholder contained in Section 6 of this Agreement were true and correct in all material respects when made and are true and correct in all material respects on and as of the Closing Date and (ii) Shareholder has performed in all material respects all obligations and covenants to Buyer.

          c. The original of each consent, and each other document required to be delivered pursuant to Section 9(a) hereof.

          d. Such other documents and instruments as shall be reasonably necessary to effect the intent of this Agreement and consummate the transaction contemplated by this Agreement, including, without limitation, a certificate of Gardner, dated the Closing Date, to the effect that except as set forth in such certificate all the representations and warranties of Gardner contained in Section 5 of this Agreement were true and correct in all material respects when made and are true and correct in all material respects on and as of the Closing Date.

11. Documents to be Delivered by Buyer. At the Closing, Buyer shall deliver or cause to be delivered to each Shareholder:

         a.       Payment by wire transfer of the Purchase Price; and

         b. A certificate of an authorized officer of Buyer, dated the Closing Date, to the effect that except as set forth in such certificate: (i) all the representations and warranties of Buyer contained in this Agreement were true and correct in all material respects when made and are true and correct in all material respects on and as of the Closing Date and (ii) Buyer has performed in all material respects all obligations and covenants to each Shareholder.

12.      Shareholder's Indemnity.

         a. Notwithstanding the Closing, each Shareholder shall indemnify and hold Buyer, its affiliates, officers, directors, employees, agents, and representatives, and any person claiming by or through any of them, as the case may be, harmless from and against any loss, cost, claim or expense ("Loss") arising out of or resulting from (i) any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of such Shareholder under this Agreement or any document delivered to Buyer in connection with the transactions contemplated hereby, and (ii) any misrepresentation or breach of warranty of Gardner under
                  Section 5 of this Agreement; provided, however, that Buyer shall not be entitled to indemnification for any Loss unless and until the aggregate amount of all Losses exceeds $50,000, at which point Buyer shall be entitled to indemnification for all Losses.

         b. If, by any reason of the claim of any third party relating to any of the matters subject to such indemnification, a lien, attachment, garnishment, or execution is place or made upon any of the Stock under this Section, in addition to any indemnity obligation of Shareholder under this Section, Shareholder shall furnish a bond sufficient to obtain the prompt release thereof within five days from receipt of notice relating thereto.

         c.       The indemnification obligation of each Shareholder pursuant to
                  Section 12(a) shall be several and not joint and shall be in the same proportion as the Purchase Price paid to such Shareholder bears to the aggregate

                  Purchase Price paid to all Shareholders. This Section 12 sets forth the sole remedy of the Buyer for any Loss. Buyer shall seek recovery of any indemnifiable Loss solely from the Indemnity Reserve Escrow Amount.

13. Buyer's Indemnity. Notwithstanding the Closing, and regardless of any investigation made at any time by or on behalf of a Shareholder or any information a Shareholder may have, Buyer shall indemnify and hold such Shareholder, and any person claiming by or through him, her or it, as the case may be, from and against any Losses arising out of or resulting from any misrepresentation, breach of warranty, or nonfulfillment of any agreement or covenant on the part of Buyer under this Agreement or any document delivered by Buyer in connection with the sale of the Stock. This Section 13 sets forth the sole remedy of each Shareholder for any Loss.

14. Procedure for Indemnified Third Party Claim. Promptly after receipt by a party entitled to indemnification under this Agreement (the "Indemnitee") of written notice of the assertion or the commencement of any Legal Proceeding with respect to any matter referred to in Sections 12 and 13, the Indemnitee shall give written notice thereof to the party from whom indemnification is sought pursuant hereto (the "Indemnitor") and thereafter shall keep the Indemnitor reasonably informed with respect thereto. Failure of the Indemnitee to give the Indemnitor notice as provided herein shall not relieve the Indemnitor of its obligations hereunder unless the Indemnitee's failure to give the Indemnitor timely notice materially limits or prejudices the Indemnitor's ability to defend, in which case such failure of the Indemnitee to give the Indemnitor notice shall relieve the Indemnitor of its indemnification obligations. In case any Legal Proceeding shall be brought against any Indemnitee, the Indemnitor shall be entitled to direct the defense thereof with counsel mutually satisfactory to the Indemnitor and the Indemnitee, at the Indemnitor's sole expense. Such Legal Proceeding may not be settled by the Indemnitee without the consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitor and the Indemnitee cannot agree of the choice of a single counsel, both the Indemnitor and the Indemnitee shall have separate counsel at the Indemnitor's sole expense. If the Indemnitor shall assume the defense of any Legal Proceeding, it shall not settle the Legal Proceeding unless the settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff of a release of the Indemnitee, satisfactory to the Indemnitee, from all liability with respect to such Legal Proceeding.

15.      Termination.

         a. This Agreement may be terminated at any time prior to the Closing Date:

                  i. by mutual written consent of Buyer and all Shareholders;

                 ii. by the Shareholders, acting as a group, if Buyer shall have breached any of its representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of Shareholders to close specified in Section 9(b) will not be satisfied and such breach has not been promptly cured within thirty (30) days following receipt by Buyer of written notice of such breach;

                 iii. by Buyer if any Shareholder shall have breached any of such Shareholder's representations, warranties, covenants or agreements contained in this Agreement, or any such representation or warranty shall have become untrue, in any such case such that the conditions precedent to the obligation of Buyer to close specified in Section 9(a) will not be satisfied and such breach has not been promptly cured within thirty (30) days following receipt by such Shareholder of written notice of such breach; or

                  iv. by either Buyer or Shareholders, acting as a group, if the Closing Date has not occurred on or prior to June 30, 1999; provided, however, that the right to terminate this Agreement under this Section 15 shall not be available to any party whose breach of representations, warranties, covenants or agreements contained in this Agreement has been the cause of, or resulted in, the failure of the Closing to occur by such date or the inability of such condition to be satisfied.

         b. If this Agreement is terminated pursuant to Section 16(a) above or Section 16(t) below, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except (i) nothing herein shall relieve any party from liability for any breach hereof and each party shall be entitled to any remedies at law or in equity for such breach, and (ii) this Section 16(b) and Sections 12, 13 and 14 shall remain in full force and effect and survive any termination of this Agreement and shall be enforceable at law or in equity. Without limiting the remedies available to the parties hereto, each of the Buyer and each Shareholder acknowledges that damages at law will be insufficient in the event that the other party violates the terms of the Agreement, and that any party not in violation of the terms of the Agreement may specifically enforce the terms of the Agreement.

16.      Miscellaneous.

         a. Split Dollar Insurance Agreement. Buyer acknowledges that the Company is a party to a Split Dollar Insurance Agreement, dated December 24, 1992, between the Company and Farmers Trust Company, Trustee, a copy of which Agreement is attached as Exhibit 16(a). Pursuant to the Split Dollar Insurance Agreement, the Company agrees to pay the annual premium (which Buyer acknowledges that the Company has been paying in quarterly installments). Buyer covenants that it shall cause the Company to continue to meet all obligations under the Split Dollar Insurance Agreement, including but not limited to the payment of all premium amounts for the policy on a quarterly basis before the expiration of the grace period for the payment. In the event that Company defaults on any of its obligations after notice and an opportunity to cure by the person declaring such default, Buyer agrees that the Trustee's obligations under the Split Dollar Insurance Agreement, including but not limited to the obligation to return the amount of premiums advanced by the Company on behalf of Gardner, shall cease.

         b. Gardner Employment Agreement. Buyer shall cause the Company to honor the Company's obligations under the Executive Employment Agreement, dated November 4, 1998, by and between Company and Gardner. The Executive Employment Agreement is attached hereto as Exhibit 16(b).

         c. Reynolds and Sandifer Agreements. Buyer shall cause the Company to honor the Executive Employment Agreements between
                  L. Michael Reynolds ("Reynolds") and the Company and between Lee H. Sandifer ("Sandifer")and the Company, each dated November 4, 1998. Additionally, Buyer shall cause the Company to honor the Deferred Compensation Plans between the Company, Waymaker Co. and Reynolds and between the Company, the Waymaker Co. and Sandifer, each dated October 31, 1997, each as amended. The Executive Employment Agreements and Deferred Compensation Plans are attached hereto as Exhibit 16(c).

         d. Further Assurances. From time to time after the Closing, each Shareholder shall, if requested by Buyer, make, execute and deliver to Buyer such additional assignments, bills of sale and other instruments of transfer, as may be necessary or proper to transfer to Buyer all of each Shareholder's right, title, and interest in and to the Stock and the Company. Such efforts and assistance shall be without cost to Buyer.

         e. Waivers and Amendments. This Agreement may be amended, modified or supplemented only by written instrument executed by the parties hereto. The provisions of this Agreement may only be waived by an instrument in writing executed by the party granting the waiver. No failure or delay by any party in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties) shall operate as a waiver of any such right, power, or privilege. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No single or partial exercise of any such right, power, or privilege shall preclude the further or full exercise thereof.

         f. Survival of Representations, Warranties and Covenants. Each of the representations, warranties and covenants of Gardner and each Shareholder and Buyer contained herein or in any certificate, document or exhibit delivered in connection herewith shall survive for a period of fifteen (15) months after the date hereof except that (i) the representation and warranties with regard to taxes shall survive until the statute of limitations relating to such matter shall have expired; (ii) the representation and warranties with respect to title to Real Property and Stock shall survive indefinitely and (iii) the indemnity provisions of Sections 12, 13 and 14 shall survive the date hereof so long as any claim may be asserted thereunder.

         g. Expenses. Each of Buyer and each Shareholder, severally, shall bear its own costs and expenses, including, without limitation, any legal fees and expenses, in connection with the completion of the transaction contemplated hereby. Each Shareholder acknowledges and agrees that BIPC was retained by the Company to assist the Company to maximize shareholder value. In addition, the Shareholders acknowledge that the transaction contemplated by this Agreement will result in a benefit to all Shareholders and that, while BIPC does not represent the Shareholders individually or as a group, the services rendered by BIPC in connection with this Agreement and the transactions contemplated hereby benefit all Shareholders, but not Buyer. In consideration of such benefit, each Shareholder agrees to reimburse the Company for the amounts paid to BIPC by the Company in connection with this Agreement and the transactions contemplated hereby for all periods after November 30, 1998. Each Shareholder agrees that his, her or its reimbursement obligation pursuant to the preceding sentence shall be satisfied by reducing the amount of the Purchase Price payable to such Shareholder at the Closing by the prorata amount of such obligation, which shall be determined based upon the relative amount of the Purchase Price allocated to such Shareholder.

         h. Notices. All notices, consents, requests, instructions and/or communications which are intended to be (i) delivered pursuant to this Agreement shall be validly given, made or served if in writing and delivered personally or (ii) sent by overnight courier, postage prepaid or (iii) telecopied (with confirmation of receipt), addressed as follows:

                  If to Shareholders:         To the address set forth below
                                              his, her or its name on the
                                              signature page hereof

                  If to Buyer:                Lenfest Raystay Holdings, Inc.
                                              c/o 200 Cresson Boulevard
                                              Oaks, PA  19456
                                              Attention:  Samuel W. Morris, Jr.
                                              Telecopier:  (610) 650-3061

                  The designation of the person to be so notified or the address of such person for the purposes of such notice may be changed from time to time by a similar notice to be effective ten days
                  (10) after such change of address is supplied. Notices by mail shall be deemed to have been given on the date on which the party actually received or refused such written notice.

         i. Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

         j. Assignment. The rights and obligations set forth in this Agreement are not assignable without the written consent of all parties hereto; provided, however, that Buyer may assign its rights and obligations hereunder to any person controlling, controlled by or under common control with Buyer.

         k. Entire Agreement. This Agreement sets forth all of the promises, covenants, agreements and understandings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements, covenants, conditions, representations and warranties, express or implied, oral or written, except as contained therein or expressly contemplated thereby. This Agreement may be modified only by a writing signed by the party against whom enforcement of any modification is sought.

         l. Controlling Law. The parties hereto agree that this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any principles of conflict of laws.

         m. Counterparts. This Agreement may be executed in one or more counterparts with the same effect as if all of the signatures on such counterparts appeared on one document. A telecopied fascimile of a signature shall be deemed for all purposes to constitute and shall be treated by the parties as an original signature. All executed counterparts shall together constitute one and the same agreement.

         n. Date. The date set forth in Section 4.4 of the Shareholders Agreement (which is currently June 15, 1999), shall be automatically extended without further action of the parties thereto by one day for each day that this Agreement is in effect, until this Agreement terminates. The consummation of the transactions contemplated by this Agreement shall not constitute a violation of the Shareholders' Agreement.

         o. Limitation. Notwithstanding anything to the contrary contained in this Agreement, including, without limitation, the failure to disclose any matter on any Schedule to the Agreement, Buyer agrees that no representation or warranty made by Gardner or any Shareholder in this Agreement shall be deemed to be inaccurate or incorrect, and neither Gardner nor any Shareholder shall be deemed to be in breach of this Agreement, if Buyer or its representatives had written knowledge on the date hereof of any such undisclosed matter or that any such representation or warranty was inaccurate or incorrect.

         p. Definition. As used herein, the phrase "to the best of the Gardner's knowledge, after due inquiry" means the actual knowledge of Gardner, the knowledge that Gardner reasonably would have upon inquiry of Sandifer and Reynolds of the Company, and the knowledge that Gardner reasonably should have in his capacity as President of the Company.

         q. Severance Plan. The Buyer shall cause the Company, and Suburban Cable TV Co. Inc. ("SCTV"), to honor the Employee Severance Policy (the "Policy") attached hereto as Exhibit 16(q). Buyer agrees that all employees entitled to benefits under that policy shall be third party beneficiaries of this Agreement and shall be entitled to seek to enforce that Policy against the Company, SCTV and the Buyer. In addition, for a period of two years after the Closing Date, the Buyer shall cause the Company and SCTV to post notices of all job openings at the principal offices of the Company in Carlisle, Pennsylvania (and mail at regular intervals notice of such job openings to former employees of the Company who are terminated on or after the Closing Date other than for cause) and employees of the Company or SCTV, who are entitled to benefits pursuant to Section 1 of the Policy (including those employees of the Company who are terminated pursuant to Section 9(a)(xiii)) and who apply for any such jobs, will, subject to applicable law and the requirements of any applicable collective bargaining agreements, be given preference over other candidates with equal qualifications.

         r. Publicity. No party shall issue or cause to be issued any press release or public disclosure relating to the subject matter of this Agreement without the prior written approval of Gardner and Buyer, which shall not be unreasonably withheld, conditioned, delayed or denied (and no such press release shall contain any reference to the Purchase Price or the Enterprise Value of the Company); provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party shall advise the other parties, and provide them with a copy of the proposed disclosure prior to making the disclosure and the opportunity to discuss such disclosure).

         s. Shareholder Release. Each Shareholder hereby releases any and all claims that he, she or it may have against the directors and officers of the Company for any action or inaction of such directors and officers in their capacities as such for all periods on and prior to the Closing Date.

         t.       Alternate Transaction Structure.

                  i. If fewer than all Shareholders have executed and delivered this Agreement by February 4, 1999, Buyer shall provide irrevocable notice to Gardner, as the designated representative of such Shareholders, not later than the close of business on February 5, 1999, either (A) that, subject to the provisions of Section 15(a), Buyer nevertheless will proceed to Closing with the Shareholders who have executed and delivered the Agreement by February 4, 1999, or (B) that the Agreement is terminated as of the date of such notice, whereupon the provisions of Section 15(b) shall apply. If Buyer agrees to proceed to Closing, each Shareholder who has executed and delivered this Agreement covenants and agrees with Buyer that this Agreement is a binding obligation of such Shareholder and that such Shareholder will proceed to Closing and perform each and every obligation of such Shareholder contained herein. Each Shareholder further covenants and agrees with Buyer that, upon Buyer's written notice, which may be delivered at any time prior to the Closing, such Shareholder shall (i) cause the Board of Directors of the Company to do or cause to be done each and every thing necessary to merge the Company with a wholly-owned subsidiary of Buyer, such that the Company is the surviving corporation in the merger, whereupon this Agreement shall constitute a Plan of Merger, provided that the merger shall (A) be effected on the same terms and conditions specified herein, mutatis mutandis, including, without limitation, the acknowledgement by the Shareholders of the sufficiency of the Purchase Price, (B) the tax consequences of the merger to the Shareholders and Buyer shall be not less favorable than the tax consequences of a purchase of the Stock and (C) Buyer shall agree not to liquidate the Company for at least one (1) year following the merger, and (ii) to vote his, her or its shares of Common Stock in favor of such merger, and (iii) to waive all dissenters rights available under the Pennsylvania Business Corporation Law, as amended.

                  ii. In the event that the transaction contemplated by this Agreement is effected by means of a merger pursuant to this Section 16(t), Buyer shall, at the written request of one or more of the persons who are serving as the directors or officers of the Company immediately prior to the Closing (which request is received by Buyer prior to or at the Closing), Buyer shall maintain in effect directors and officers liability insurance covering such directors and/or officers on terms requested by such directors and/or officers, provided that such directors and/or officers shall pay and be solely responsible for the payment of all premiums and other payments and/or deductibles relating to the maintenance of such insurance.


               [THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

                  IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first written above.

WITNESS:


_________________________________               __________________________(SEAL)
                                                GEORGE F. GARDNER
                                                500 Glendale Street
                                                Carlisle, PA  17013

WITNESS:


_________________________________               __________________________(SEAL)
                                                GEORGE F. GARDNER, AS CO-
                                                TRUSTEE OF TRUST UNDER WILL
                                                OF MARIAN B. GARDNER
                                                c/o 500 Glendale Street
                                                Carlisle, PA  17013

WITNESS:


_________________________________               __________________________(SEAL)
                                                MARY ANNE ADAMS, AS CO-
                                                TRUSTEE OF TRUST UNDER WILL
                                                OF MARIAN B. GARDNER
                                                c/o 901 Hillside Drive
                                                Carlisle, PA  17013

WITNESS:


_________________________________               __________________________(SEAL)
                                                DAVID A. GARDNER
                                                1102 Apono Place
                                                Hilo, HI  96720


                   (SIGNATURES CONTINUE ON THE FOLLOWING PAGE)

WITNESS:


__________________________________              __________________________(SEAL)
                                                MICHAEL C. GARDNER
                                                12261 103rd Avenue, North
                                                Largo, FL  33778

WITNESS:


__________________________________              __________________________(SEAL)
                                                JON C. GARDNER
                                                1083 Oakville Road
                                                Newville, PA  17241

WITNESS:


__________________________________              __________________________(SEAL)
                                                NANCY G. MARGOLIS
                                                911 Twin Oaks Drive
                                                Potomac, MD  20854


WITNESS:


__________________________________              __________________________(SEAL)
                                                JENNIFER (GARDNER) DUNN
                                                41 Avenue du Marechal Lyautey
                                                75116 Paris, France

                               with a copy to:  Gary Dunn
                                                2611 Hollywood Court
                                                Reading, PA  19606

WITNESS:


_________________________________               __________________________(SEAL)
                                                MARY ANNE ADAMS, AS TRUSTEE
                                                FOR PATRICK MOLLE
                                                c/o 901 Hillside Drive
                                                Carlisle, PA  17013


                   (SIGNATURES CONTINUE ON THE FOLLOWING PAGE)

WITNESS:


__________________________________              __________________________(SEAL)
                                                MARY ANNE ADAMS, AS TRUSTEE
                                                FOR GREGORY MOLLE
                                                c/o 901 Hillside Drive
                                                Carlisle, PA  17013


ATTEST:                                         LENFEST RAYSTAY HOLDINGS, INC.


__________________________________              By:_______________________(SEAL)
     Samuel W. Morris, Jr.,                            Harry F. Brooks,
     Secretary                                         Vice President